Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2019, relating to the financial statements of The KeyW Holding Corporation and subsidiaries, and the effectiveness of The KeyW Holding Corporation and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of The KeyW Holding Corporation and subsidiaries for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland
March 20, 2019